Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Completion of Its Tender Offer for 3.250% Convertible Senior Notes due 2015

BRISTOL, Va., October 26, 2012 – Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”) today announced the completion of the previously announced cash tender offer by Alpha and Alpha Appalachia Holdings, Inc. (formerly Massey Energy Company) (the “Issuer” and, together with Alpha, the “Offerors”), for up to $350 million aggregate principal amount of the outstanding 3.250% Convertible Senior Notes due 2015 issued by the Issuer (the “Notes”) and consent solicitation to amend certain terms of the indenture under which the Notes were issued as described in the Offer to Purchase and Consent Solicitation Statement dated September 27, 2012 and the related Consent and Letter of Transmittal. The tender offer expired at 11:59 p.m., New York City time, on October 25, 2012 (the “Final Expiration Date”).
On October 26, 2012, the Offerors expect to make the payment in cash for all Notes tendered after 5 p.m. New York City time, on October 11, 2012 (the “Early Expiration Date”) and prior to the Final Expiration Date. The Offerors expect to fund this cash payment with a portion of the proceeds from Alpha’s public offering of $500 million aggregate principal amount of 9.75% senior notes due 2018, which closed on October 11, 2012.
Between the Early Expiration Date and the Final Expiration Date, the Offerors received and accepted tenders in respect of an additional $162,000 aggregate principal amount of Notes, all of which have been accepted for purchase by the Offerors. The total cash payment due upon final settlement of these accepted Notes, including accrued and unpaid interest, is approximately $150,300.
The holders of these accepted Notes are not entitled to receive the “Early Tender Payment” of $20 per $1,000 principal amount of Notes.
As previously announced, on October 12, 2012, the Offerors purchased for cash $122,349,000 aggregate principal amount of the Notes, which were tendered on or before the Early Expiration Date. In total, the Offerors received tenders of $122,511,000 aggregate principal amount, or 18.6 percent, of the outstanding Notes. The total cash payment made in connection with early settlement and final settlement of the accepted Notes, including accrued and unpaid interest, will be approximately $116.0 million.

Citigroup Global Markets Inc. and Barclays Capital Inc. served as the dealer managers for the tender offer, and D.F. King served as the tender agent and information agent.
This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About Alpha Natural Resources
Alpha is the nation’s largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the company had more than 200 customers on five continents.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

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